Exhibit A to Schedule 13G
Joint Filing Agreement
Pursuant to Rule 13d-1(k)

The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G be filed on their behalf by ING Groep N.V.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Dated: September 11, 2026

ING GROEP N.V.

	By:	/s/ Bianca Jennifer Dobrescu
	Name:	Bianca Jennifer Dobrescu
	Title:	Authorized Representative

	By:	/s/ Ioana Adriana Barbu
	Name:	Ioana Adriana Barbu
	Title:	Authorized Representative

ING CAPITAL MARKETS LLC

	By:	/s/ Anthony Masciangelo
	Name:	Anthony Masciangelo
	Title:	Director

	By:	/s/ Tim Casady
	Name:	Tim Casady
	Title:	Authorized Person